PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by and between Banner Vancouver Storage, LLC, a Delaware limited liability company (“Seller”), and SST II Acquisitions, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.
PURCHASE AND SALE

Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (herein collectively called the “Property”):

(a) Land. That certain tract of land located at 16600 SE 18th Street, Vancouver, Washington 98683, being more particularly described on Exhibit “A” attached hereto and made a part hereof (herein, the “Land”).

(b) Easements. Seller’s right, title, and interest, in all easements, if any, benefiting the Land or the “Improvements” (as defined in Section 1.1(d) of this Agreement).

(c) Rights and Appurtenances. Seller’s right, title, and interest, in all rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of‑way.

(d) Improvements. All improvements on the Land commonly known as “Vancouver Self Storage” (herein, the “Improvements”).

(e) Leases. Seller’s interest under (i) all written leases, occupancy agreements and rental agreements (collectively, the “Leases”) for rental units in the Property, including all tenant leasing files, together with all tenant security deposits held by Seller on the “Closing Date” (as defined in Section 6.1 of this Agreement), (ii) all cellular tower leases relating to the Property, if any, as more particularly described on Schedule “B” attached hereto and incorporated herein (the “Tower Leases”), and (iii) all billboard leases relating to the Property, if any, as more particularly described on Schedule “C” attached hereto and incorporated herein (the “Billboard Leases”).

(f) Tangible Personal Property. All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other items of personal property owned by Seller and located on or about the Land and the Improvements (the “Tangible Personal Property”), including, without limitation, those items of personal property set forth on Exhibit “D” attached hereto. The Tangible Personal Property does not include any tangible personal property owned by Property Manager (as hereafter defined).

(g) Contracts. Seller’s interest (to the extent the same is assignable) under the “Contracts” (as defined below), other than “Rejected Contracts”. The Contracts do not include any service contracts entered into by Property Manager.

(h) Intangible Property. To the extent assignable, all intangible property owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property (“Intangible Property”), including, without limitation, (i) all "yellow page" advertisements, (ii) all utility contracts, (iii) all telephone exchange numbers, (iv) all plans and specifications, (v) all licenses, permits, engineering plans and landscape plans, (vi) all warranties and guarantees relating to the Property or any part thereof, (vii) all of Seller’s right, title and interest, if any, in and to the trade name “Vancouver Self Storage”, (viii) those items listed on Exhibit “G” attached hereto (with Seller agreeing to take the actions relating thereto as set forth on Exhibit “G”). The Intangible Property does not include any intangible personal property owned by Property Manager.

1.2 Excluded Items.

(A) Notwithstanding anything to the contrary contained in this Agreement, the Property shall not include the following: (i) any cash and other accounts owned or held by Seller or the Property Manager (as hereafter defined), (ii) any property tax refunds for the period prior to the Closing Date, (iii) any interest in the Property Management Agreement (as hereafter defined), and any leasing commission or brokerage agreements in connection with the Property, (iv) any website maintained by Seller or the Property Manager in connection with the Property, (v) any service mark, trademark, or other proprietary or intellectual property belonging to Seller or the Property Manager, except the name “Vancouver Self Storage”, (vi) the computers, computer operating systems, and computer software programs utilized by Seller or its Property Manager in connection with the Property (provided that if Purchaser so requests, Seller shall, if reasonably possible at no expense to Seller, and subject to all licensing limitations, cause its Property Manager to make available to Purchaser electronic leasing and rent roll records pertaining to the Property, if possible in a format that is compatible with Purchaser’s property manager’s property management software), (vii) any service contracts or similar agreements entered into by the Property Manager, (viii) any property or other right owned by Property Manager; and (ix) the Excluded Marks (as hereafter defined).

(B) Intangible Property shall not include the right to use or receive (collectively, the “Excluded Marks”) (A) the names “Extra Space Storage” and any derivations thereof, and/or (B) any other trademarks, logos, trade colors, service marks and trade names of Seller or Property Manager, except (to the extent assignable by Seller) the name “Vancouver Self Storage”, and any advertising, promotional and similar materials which contain the Excluded Marks, all of which may be removed by Seller prior to the Closing. Within seven (7) days following the Closing Date, Purchaser will cover all signage and other items containing the Excluded Marks, and within thirty (30) days following the Closing Date, Purchaser will at its expense remove all signage and other items containing the Excluded Marks and dispose of same.

1.3 Management Company. Seller and Extra Space Management, Inc. (“Property Manager”) entered into a Property Management Agreement dated January 30, 2020, pursuant to which Property Manager provides property management services to Seller and the Property (the “Property Management Agreement”). Prior to Closing, Seller will terminate the Management Agreement, and cause Property Manager to terminate all service contracts entered into by Property Manager with regard to the Property.

2.
PURCHASE PRICE

2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of Twenty Five Million and 00/100 Dollars ($25,000,000.00), subject to prorations and adjustments as set forth in this Agreement, and shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to the “Escrow Agent” (as defined below) on the Closing Date in accordance with wire transfer instructions to be provided by the Escrow Agent.

3.
EARNEST MONEY

3.1 Earnest Money.

(A) Purchaser shall deliver to Republic Title of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Attn: Jeff Porter (“Escrow Agent”), as agent for a national title underwriter acceptable to Purchaser (“Title Company”), within three (3) business days after the “Effective Date” (as defined below), an earnest money deposit (the “Initial Deposit”) in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00). In the event that Purchaser delivers the “Closing Notice” (as defined in Section 4.1.1 of this Agreement) to Seller, then within three (3) business days following the expiration of the “Approval Period” (as defined in Section 4.1.1 of this Agreement), Purchaser shall make an additional earnest money deposit (the “Additional Deposit”) with Escrow Agent in the amount of Two Hundred Fifty Thousand and 00/100 ($250,000.00). Not later than the Effective Date, Escrow Agent will provide Seller with an insured closing letter from the Title Company, in form and substance reasonably acceptable to Seller, insuring Seller for all acts of Escrow Agent taken in accordance with this Agreement.

(B) The Initial Deposit, together with the Additional Deposit, if delivered hereunder, and together with all interest accrued thereon, are herein collectively called the “Earnest Money”. The Initial Deposit and the Additional Deposit, if made, shall be invested by the Escrow Agent in an FDIC-insured, interest‑bearing account as Purchaser shall direct. If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied as a credit against the Purchase Price at Closing. If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be returned to Purchaser by Escrow Agent, and neither party hereto shall have any further rights or obligations under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”).

4.
CONDITIONS TO CLOSING

4.1 Seller’s Obligations. Seller shall make available to Purchaser at the Property, or will provide to Purchaser through an electronic drop box (at Seller’s expense), within three (3) days after the Effective Date, true, complete and legible (to the extent the copies in Seller’s files are legible) copies of all of the due diligence items listed on Schedule “A” attached hereto and incorporated herein with respect to the Property (collectively, the “Due Diligence Items”). Except for the items listed under the headings “Reports”, “Financial”, and “Leases”, on Schedule “A”, all of which Seller shall provide to Purchaser, all other Due Diligence Items will be delivered by Seller to Purchaser to the extent that such items are non-privileged, and are in Seller’s possession or reasonable control. Seller shall provide Purchaser with written or email notice at such time as Seller determines that all Due Diligence Items have been delivered to Purchaser (the “Due Diligence Delivery Notice”). Within three (3) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, Purchaser shall confirm in writing to Seller, if such be the case, that all required Due Diligence Items have been received by Purchaser, in which event the date that Purchaser receives the Due Diligence Delivery Notice shall be deemed to be the “Due Diligence Receipt Date” (herein so called) for all purposes of this Agreement. If Purchaser fails to timely respond to the Due Diligence Delivery Notice, the Due Diligence Receipt Date shall be deemed to be the date that Purchaser receives the Due Diligence Delivery Notice. In the event, however, that Purchaser determines that it has not been provided with all of the Due Diligence Items, then Purchaser shall provide Seller with written notice thereof (the “Missing Due Diligence Notice”), within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, enumerating with specificity in such notice which Due

Diligence Items have not been provided by Seller (the “Missing Due Diligence Items”). If the Missing Due Diligence Items are in Seller’s possession or reasonable control, Seller shall provide the Missing Due Diligence Items to Purchaser within two (2) business days following Seller’s receipt of the Missing Due Diligence Notice, together with written notice confirming such delivery (the “Missing Due Diligence Delivery Notice”). Within two (2) business days following Purchaser’s receipt of the Missing Due Diligence Delivery Notice, accompanied by all Missing Due Diligence Items, Purchaser shall confirm in writing to Seller that Purchaser has received all required Due Diligence Items, in which event the date that Purchaser receives the Missing Due Diligence Delivery Notice, accompanied by all Missing Due Diligence Items, shall be deemed to be the Due Diligence Receipt Date for all purposes of this Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Purchaser may request from Seller reasonable additional information, documentation or materials concerning the Property that Seller’s affiliates typically provide to other purchasers of self-storage properties (“Additional Information”) at any time after the Effective Date, and Seller agrees to use commercially reasonable efforts to provide the Additional Information to Purchaser, at no cost or expense to Seller, provided that such Additional Information is within Seller’s possession or reasonable control. The delivery or non-delivery of any Additional Information will not in any event extend the Approval Period or the Due Diligence Receipt Date. Notwithstanding the foregoing provisions of this Section 4.1, should Seller (i) fail to timely deliver the Due Diligence Delivery Notice to Purchaser, as required above, or (ii) fail to timely deliver the Missing Due Diligence Delivery Notice and/or the Missing Due Diligence Items to Purchaser, as required above, then as its sole and exclusive remedy, Purchaser shall be entitled to terminate this Agreement upon written notice to Seller, whereupon this Agreement automatically shall terminate, the Earnest Money shall be returned by the Escrow Agent to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations. Notwithstanding anything contained in this Agreement to the contrary, the Due Diligence Receipt Date will not be extended to any date that is later than seven (7) days following the Effective Date.

4.1.1 Approval Period. During the period commencing on the Effective Date and expiring at 5:00 p.m. Central Time on the fortieth (40th) day following the Due Diligence Receipt Date (the “Approval Period”), the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a) Purchaser’s being satisfied, in Purchaser’s sole discretion, that the Property is suitable for Purchaser’s intended use; and

(b) Purchaser’s being satisfied, in Purchaser’s sole discretion, with all of the Due Diligence Items.

Purchaser may (but shall not be obligated to) terminate this Agreement by delivering written notice of such termination to Seller at any time prior to the expiration of the Approval Period, if, in Purchaser's sole and absolute discretion, Purchaser decides not to consummate the purchase of the Property contemplated hereby. In such event, this Agreement will terminate as of the date of such notice, the Escrow Agent shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations. If, in Purchaser’s sole and absolute discretion, Purchaser determines that it desires to consummate the purchase of the Property contemplated hereby, then Purchaser will give written notice thereof (the “Closing Notice”) to Seller, prior to the expiration of the Approval Period. In the event that Purchaser provides Seller with the Closing Notice, then Purchaser will be deemed to have waived its termination rights under this Section 4.1.1, and the parties will proceed to Closing, subject to all other terms and conditions of this Agreement. If Purchaser does not give Seller the Closing Notice prior to the expiration of the Approval Period and has not previously terminated this Agreement by written notice to Seller, then this Agreement automatically shall terminate upon the expiration of the Approval Period, and, in such event, immediately following written request to the Escrow Agent from Purchaser, the Escrow Agent shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations. If this Agreement is terminated for any reason prior to Closing, Purchaser shall promptly return all Due Diligence Items (and all copies thereof) in its possession or control to Seller, or destroy same.

4.1.2 Title Commitment. Seller shall convey good and marketable fee simple title to the Property to Purchaser at Closing, subject only to the “Permitted Encumbrances” (as defined below, or as otherwise permitted below). Within five (5) days following the Effective Date, Purchaser shall request that the Escrow Agent prepare (and, upon receipt, provide a copy to Seller), a title commitment (the “Title Commitment”) for a standard form ALTA Owner's Policy of Title Insurance (the “Title Policy”) in the amount of the Purchase Price, issued by the Escrow Agent on behalf of the Title Company, insuring good and marketable fee simple title to the Property, together with legible copies of all exceptions listed therein. Purchaser shall have ten (10) days following its receipt of the Title Commitment, legible copies of all exceptions listed therein and the “Survey” (defined below), to deliver to Seller written notice of Purchaser’s objections to title (the “Title Objection Letter”). Seller shall have the right, but not the obligation, to cure Purchaser’s objections to title; subject, however, to Seller’s obligation to remove all “Monetary Liens” (as defined below) by Closing. Seller shall notify Purchaser in writing within five (5) days following Seller’s receipt of the Title Objection Letter concerning which title objections, if any, Seller has agreed to cure. In the event that Seller does not undertake to cure all of the objections in the Title Objection Letter to Purchaser’s sole satisfaction (or does not timely respond to the Title Objection Letter), then Purchaser shall have the right for five (5) days after receipt of Seller’s response to the Title Objection Letter (or five (5) days following the expiration of the period within which Seller was to so respond) to either (i) waive any such title objection in writing and proceed to Closing (in which event each such waived title objection shall be deemed to be a “Permitted Encumbrance”, as defined below), or (ii) terminate this Agreement upon written notice to Seller and receive an immediate refund of the Earnest Money, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, in which event neither party hereto shall have any further rights or obligations under this Agreement except for the Surviving Obligations. All exceptions set forth in Schedule B of the Title Commitment (excluding preprinted exceptions) which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived in writing) are herein collectively called the “Permitted Encumbrances”. In the event that any update to the Title Commitment or Survey indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which were not shown in the initial Title Commitment or Survey and that are unacceptable to Purchaser, in its sole discretion, Purchaser shall within five (5) days after receipt of any such update to the Title Commitment or Survey notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”). Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner reasonably acceptable to Purchaser (i) any Unacceptable Encumbrances that are intentionally created by Seller and (ii) any mortgages, deeds of trust, deeds to secure debt, mechanics’ liens or monetary judgments that appear on the Title Commitment (“Monetary Liens”). In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the sole satisfaction of Purchaser (other than Unacceptable Encumbrances and the Monetary Liens required to be removed by Seller in accordance with the preceding sentence), Purchaser may terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Seller’s written notice to Purchaser of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto. Upon a termination of this Agreement pursuant to the immediately preceding sentence, the Earnest Money shall be returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder other than the Surviving Obligations.

4.1.3 Survey. Within two (2) business day following the Effective Date, Purchaser must order, at its sole cost and expense, a current, as-built survey of the Property prepared by a registered surveyor acceptable to Purchaser (the “Survey”), which may be an update of the existing survey delivered by Seller to Purchaser pursuant to Section 4.1 above. Purchaser will, at its expense, timely provide the surveyor with an acceptable updated zoning report, if Purchaser is requesting zoning confirmation on the Survey, or a zoning endorsement to the Title Policy.

4.1.4 Contracts. Purchaser shall notify Seller prior to the expiration of the Approval Period which of the “Contracts” (as defined below) Purchaser wishes Seller to give notice of termination under (the “Rejected Contracts”), and promptly following the expiration of the Approval Period, Seller will promptly give written notice of termination of the Rejected Contracts to the applicable contractor. Seller will pay all cancellation or termination fees required under the Rejected Contracts. Seller hereby notifies Purchaser that certain Contracts are not terminable, and that such Contracts will be assigned to Purchaser at Closing. Those Contracts that are not terminable are identified as such on Exhibit “E” attached hereto. Additionally, any Contracts which are not assignable, or which were entered into by Property Manager, shall be the sole responsibility of Seller, shall be cancelled by Seller or Property Manager on or before Closing, and Seller shall and hereby agrees to indemnify Purchaser from any and all liability relating to the non-assignable Contracts, which indemnification obligation expressly shall survive Closing.

4.2 Inspection. During the Approval Period, at any time and from time to time during normal business hours (and thereafter through the Closing Date), Purchaser may inspect, test, and survey: (a) the Property and any and all portions thereof, including non-invasive physical and mechanical inspections, (b) all Due Diligence Items, and (c) all Leases and Contracts. Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment, which shall require no consent or approval of any kind), prior to Purchaser’s commencement of such inspections or testing. Seller shall cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, tests and surveys, and use good faith efforts to make available during normal business hours all relevant Seller and Property Manager operations personnel to answer any questions that Purchaser may have regarding the operation of the Property. Purchaser will not independently communicate directly with Property Manager. Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold Seller harmless from and against all claims for bodily injury or property damage which may be asserted against Seller arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, which obligation of indemnification shall survive the Closing or termination of this Agreement. Notwithstanding the foregoing, Purchaser shall have no liability with respect to matters relating to any pre-existing conditions on the Property, except to the extent aggravated by Purchaser. Prior to any entry onto the Property by Purchaser or any of its agents, Purchaser shall furnish Seller with a certificate of insurance evidencing that Purchaser maintains a policy of general liability insurance providing premises/operations coverage included under the per occurrence/general aggregate coverage, having a combined single limit liability of not less than $1,000,000, covering Purchaser and its agents and contractors, and naming Seller and Property Manager as additional insureds. All entries onto the Property by Purchaser shall be (i) preceded by not less than 24 hours prior telephone notice to Chris Scheuerman (773-844-9378) or Angelo Koutoupis (847-644-5212), (ii) subject to Seller’s reasonable consent as to the timing thereof, and (iii) accompanied by a representative of Seller if such representative is made available by Seller.

4.3 Seller’s Representations and Warranties.

(a)
Seller represents and warrants to Purchaser that the following statements (collectively, “Seller’s Representations and Warranties”) are true and correct in all material respects as of the Effective Date:

(i) Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement,

(ii) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound,

(iii) there is no existing or pending litigation affecting Seller or the Property, and to Seller’s Knowledge (as hereafter defined) none has been threatened in writing,

(iv) Seller has not received any written notice of any violation of any governmental requirements (including “Environmental Requirements”, as defined below) concerning the Property, which have not been remedied,

(v) Seller has no Knowledge of, and has not received, with respect to the Property, written notice from any governmental authority regarding, any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property, or that otherwise negatively and materially affects the Land or the Improvements,

(vi) the list of contracts attached hereto as Exhibit “E” (the “Contracts”), is a true, correct and complete list (in all material respects) of all service contracts, equipment leases and/or maintenance agreements entered into by Seller for the benefit of the Property. Exhibit “E” does not include service contracts that were entered into by Property Manager for the benefit of the Property, which Seller shall cause to be terminated by Property Manager at Closing,

(vii) Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended,

(viii) except for (a) tenants in possession of the Property under written leases for space in the Property, as shown on the rent roll attached hereto as Exhibit “F” (as updated by Seller from time to time, the “Rent Roll”), and (b) parties with rights under Contracts or Permitted Exceptions, there are no parties in possession of, or claiming any possession to, any portion of the Property,

(x) Seller has no Knowledge (except to the extent set forth in the Due Diligence Items), and has received no written notice, regarding any environmental contamination on or at the Property,

(x) Seller has not received any written notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action which has been formally accepted as sufficient by such authority or insurer,

(xi) there are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Purchaser after the Closing,

(xii) to Seller’s Knowledge, and except as may be set forth in the Due Diligence Items, there are no underground storage tanks located on or under the Property, there are no conditions on, at or relating to the Property which are in non-compliance with “Environmental Requirements” (as defined below), and there are no “Hazardous Materials” (as defined below) on, in or under the Property in quantities that require reporting, investigation or remediation under Environmental Requirements,

(xiii) Seller has obtained all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of the Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof,

(xv)
Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation, or orders are collectively called the “Foreign Asset Orders”). Neither Seller nor any beneficial owner of Seller (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Foreign Asset Orders (such lists are collectively referred to as the “OFAC Lists”) or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended,

(xvi)
To Seller’s Knowledge, the Rent Roll (which is effective as of the date indicated thereon), and as the same shall be updated and recertified at Closing by Seller, is and shall be true, correct and complete in all material respects and no current concessions, discounts or other periods of free or discounted rent have been given other than those reflected on such Rent Roll, and

(xvii)
To Seller’s Knowledge, the financial statements delivered by Seller to Purchaser pursuant to Section 4.1 hereof are true, correct and complete in all material respects.

Seller shall deliver a certificate to Purchaser at Closing recertifying (subject to Section 4.3(c) below) all of the foregoing Representations and Warranties to Purchaser as of the Closing Date, such that all such representations and warranties shall be deemed made to Purchaser as of the Closing Date. The Representations and Warranties shall survive the Closing for a period of nine (9) months following the Closing Date (the “Survival Period”).

(b) For purposes of this Agreement, “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non‑friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any radioactive material, including any “source material”, “special nuclear material” or “byproduct material”, as now or hereafter defined in 42 U.S.C. §2011 et seq.; and (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under “Environmental Requirements” (as defined below) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass. Further, for purposes of this Agreement, “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

(c) “Seller’s Knowledge” is defined as the actual knowledge, without investigation, of Bill Henry, who is President of Banner Development, LLC, and Chris Scheuerman, who is Vice President of Banner Storage Group, LLC (collectively, "Seller's Representatives"). Seller represents that Seller’s Representatives are the most knowledgeable persons in Seller’s organization about the operation of the Property and Seller's Representations and Warranties. If at any time prior to Closing, either of Seller's Representatives or Purchaser become aware that any of Seller's Representations and Warranties are not accurate, the party acquiring such knowledge will promptly notify the other party in writing ("Representation Notice"), and Seller's Representations and Warranties will be deemed modified to the extent set forth in the Representation Notice. Purchaser may thereafter, but in any event not later than the Closing Date, either accept the modification of Seller's Representations and Warranties contained in Representation Notice, or terminate this Agreement by so notifying Seller in writing. If Purchaser terminates this Agreement as aforesaid, the Earnest Money will be promptly returned to Purchaser, Seller shall reimburse Purchaser for any and all out of pocket costs incurred by Purchaser or any affiliate of Purchaser in connection with this Agreement or the transaction contemplated hereby in an amount not to exceed $50,000, and subject to the Surviving Obligations, this Agreement will terminate. If Purchaser fails to terminate this Agreement, it will be conclusively presumed that the modification of Seller's Representations and Warranties is acceptable to Purchaser, Purchaser will be deemed to have waived any misrepresentation identified in the Representation Notice, and Purchaser's right to terminate this Agreement pursuant to this Section will be deemed waived.

(d) Purchaser acknowledges that (a) except as otherwise stated in Seller’s Representations and Warranties, the Due Diligence Items and all other reports or audits or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property, are provided or made available for inspection with no representations or warranties of any kind as to their truth, accuracy, completeness, methodology of preparation, and (b) Seller expressly disclaims all such representations and warranties. Except for Seller’s Representations and Warranties, any representations and warranties set forth in the documents delivered at Closing and as otherwise provided in this Agreement, Purchaser agrees that it will rely exclusively on its own independent investigation and verified information in its evaluation of the Property, and not on the Due Diligence Items.

4.4 Conditions Precedent to Closing. It shall be a condition precedent to Purchaser's obligations to consummate this transaction that (a) all representations and warranties made herein by Seller are true and correct in all material respects as of the Closing Date, and all covenants made by Seller herein are fully complied with in all material respects, (b) as of the Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings that could materially and adversely affect the Property, including the operation or value thereof, or Seller's ability to perform its obligations under this Agreement, and (c) at Closing, the Title Policy must be issued by the Escrow Agent on behalf of the Title Company, in the form required by this Agreement; provided that in the event the Title Policy is not available at Closing, then the Escrow Agent shall provide Purchaser at Closing, at Purchaser’s option, with either (i) a “marked title commitment”, committing to issue the Title Policy in the form required by this Agreement, or (ii) a proforma owner’s title policy, with the Title Policy to be delivered to Purchaser as promptly after Closing as reasonably possible; failing any of which, Purchaser, at its option, and in addition to any other remedy available, shall be entitled to terminate this Agreement and receive a return of the Earnest Money.

5.

COVENANTS OF SELLER

5.1 Insurance. From the Effective Date through and including the Closing Date, Seller agrees to keep the Property insured for its replacement cost under its current policies against fire and other hazards covered by extended coverage endorsement and carry commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, in an amount not less than Three Million and no/100 Dollars ($3,000,000.00), and to pay all premiums for such insurance prior to the applicable due dates.

5.2 Operation of Property. From the Effective Date through and including the Closing Date, Seller agrees to operate and maintain the Property in the normal course of business substantially in accordance with Seller's current practices with respect to the Property, normal wear and tear and loss by casualty or condemnation excepted.

5.3 Third-Party Contracts. From the Effective Date through and including the Closing Date, Seller agrees to enter into only those third-party contracts which are necessary to carry out its obligations under Section 5.2, which shall be on market terms and cancellable on thirty (30) days written notice or less, without payment of any fee or penalty. Copies of all such contracts so entered into by Seller shall be promptly provided by Seller to Purchaser.

5.4 Leasing of Property. From the Effective Date through and including the Closing Date, Seller agrees not to (i) enter into any new leases, other than month to month leases entered into on market terms, but without any discounts or rental concessions (except as provided by Seller in the ordinary course of business), or (ii) amend, terminate or accept the surrender of any existing leases, including the Tower Leases and Billboard Leases, if any, or directly or indirectly grant any discounts or rental concessions to any present or future tenant of the Property, without the prior written consent of Purchaser which may be granted or withheld in Purchaser’s sole discretion. Seller represents and warrants to Purchaser that (i) no leases have been or shall be entered into with any party that, directly or indirectly, has an ownership interest in Seller, or is otherwise in any manner affiliated with Seller (an "Affiliate"), and (ii) all existing leases have been (and all future leases shall be) entered into only with third parties that are not related to Seller, any Affiliate of Seller, and their respective officers, directors, principals, managers, members, partners, shareholders, agents and/or representatives.

5.5 Other Agreements. From the Effective Date through and including the Closing Date or earlier termination of this Agreement by either party, Seller agrees to not enter into an agreement with any other party to sell the Property.

5.6 Obligation to Provide Notices. Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or the Property, or (iv) any other matter that adversely affects, or potentially could adversely affect, the Property.

6.
CLOSING

6.1 Closing. Assuming that all conditions to closing have been satisfied and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Escrow Agent, located at the address set forth in Section 9.1 hereof, on the date (the “Closing Date”) that, subject to Section 9.6 below, is ten (10) days following the expiration of the Approval Period, provided, however, that if said date falls on either (i) a day that is not immediately preceded by a business day, or (ii) a Friday, the Closing Date shall be on the first business day after such date that is immediately preceded by a business day. Seller and Purchaser agree that the Closing shall be consummated through an escrow closing with the Escrow Agent acting as escrow agent, and neither party need be present at Closing.

6.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to tenants in possession under the Leases, and the parties’ rights under the Contracts, other than Rejected Contracts, and Permitted Exceptions.

6.3 Proration. All rents, other amounts payable by the tenants under the Leases and the Tower Leases and Billboard Leases, if any, and all other income with respect to the Property for the month in which the Closing occurs, to the extent collected by Seller on or before the Closing Date, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date. To the extent any such rents, real estate taxes, personal property taxes and other assessments with respect to the Property are unknown or otherwise not accounted for at Closing, the parties’ obligations to pay its prorata share of said amounts (as calculated in accordance with the previous sentence) shall survive Closing. Should any rollback or similar taxes be due and payable on or after Closing with respect to the transaction contemplated hereby, such taxes shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and hold Purchaser harmless therefrom, which obligations of Seller expressly shall survive Closing. Utility billing to Seller shall be canceled by Seller as of the Closing Date, and reestablished in Purchaser’s name on the Closing Date, if possible; otherwise utilities shall be prorated at Closing. Any amounts unpaid under the Contracts which are not terminated as of Closing shall be prorated between Seller and Purchaser at Closing.

(a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and the Tower Leases and Billboard Leases, if any, and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income at Closing shall be upon the basis of such rents, other amounts and other income actually received by Seller as of Closing, with Purchaser receiving the portion of all such rentals and other amounts attributable to the period from and after Closing, with the parties agreeing to true-up such proration, to the extent necessary to cause an accurate proration of such income, as soon after Closing as reasonably possible. For a period of thirty (30) days following Closing, if any rents which are delinquent as of Closing are actually received by Purchaser or Seller, in good funds, all such amounts shall first be applied to post closing rents and other amounts due to Purchaser for the period from and after Closing, and the balance, if any, shall be paid by Purchaser to Seller within thirty (30) days following Purchaser’s receipt thereof to the extent, and only to the extent of any rental delinquencies owed by any such tenant to Seller for the period prior to Closing. Notwithstanding the foregoing provisions of this Section 6.3(a), all rentals that are received by Purchaser more than thirty (30) days following Closing shall be retained by Purchaser, and Seller shall have no rights with respect thereto. If, subsequent to the Closing, any rents or other income are actually received by Seller, Seller shall immediately remit the same, or Purchaser’s prorata share thereof calculated as aforesaid, to Purchaser. Seller agrees that, after the Closing, it shall not file any eviction action in an effort to collect any outstanding rents that remain owing to Seller after the Closing.

(b) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year, including all matters appearing on the tax bill for such year, whether ad valorem or non-ad valorem, applied to the latest assessed valuation. The proration shall allow for any available discount. Subsequent to the Closing, when the tax rate and the assessed valuation of the Property are fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, which obligation expressly shall survive Closing.

(c) In the event any prorations made at Closing pursuant to this Section 6.3 are determined after Closing to be incorrect, the parties agree to promptly correct such error.

The terms and provisions of this Section 6.3 shall expressly survive Closing.

6.4 Closing Costs and Credits. Purchaser shall pay, on the Closing Date, (a) one-half of any buyer/seller escrow fees, and other customary charges of the Escrow Agent, and all lender escrow fees, (b) all recording costs relating to the Deed, plus all loan policy costs, (c) all title insurance costs relating to extended coverage and/or any endorsements desired by Purchaser with respect to the Title Policy, (d) all costs relating to the Survey, and (e) the fees of Purchaser’s counsel. Seller shall pay, on the Closing Date, (u) one-half of any buyer/seller escrow fees and other customary charges of the Escrow Agent, (v) all costs relating to the termination of Seller’s property management agreement, including any early termination fees, (w) all title insurance costs relating to the base Title Policy in the amount of the Purchase Price, (x) all applicable transfer taxes, grantor’s taxes, documentary stamp taxes and similar charges relating to the transfer of the Property, including Washington State Real Estate Excise Tax, (y) all costs and expenses relating to retirement of any and all indebtedness secured by the Property, including without limitation prepayment penalties, yield maintenance fees, defeasance costs and the costs of recording all mortgage cancellations and reconveyances of deeds of trust, and (z) the fees of Seller’s counsel. Purchaser shall receive a credit at Closing for all security deposits made by tenants under the Leases then held by Seller, and for any prepaid rents and other prepaid amounts related to months following the month in which Closing occurs.

6.5 Seller’s Obligations at the Closing. At the Closing, or at such other time as indicated below, Seller shall take such action as the Escrow Agent reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser (or cause to be delivered to Purchaser) the following:

(a) Deed. Special Warranty Deed (the “Deed”) conveying the Land and the Improvements to Purchaser, in the form attached to this Agreement as Exhibit “B”, subject only to the Permitted Encumbrances. The description of the Land provided with the Survey shall be the description used in the Deed.

(b) Assignment of Personal Property, Service Contracts, Warranties and Leases. An Assignment of Personal Property, Service Contracts, Warranties and Leases (the “Assignment”), in the form attached to this Agreement as Exhibit “C”.

(c) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Escrow Agent to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(d) Foreign Person. An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

(e) Leases. All of the Leases, and the Tower Leases and Billboard Leases, if any.

(f) Contracts. All of the Contracts, and evidence that notice of termination has been given under all Rejected Contracts.

(g) Termination of Management Agreement. Evidence of the termination of any and all management agreements affecting the Property, effective as of the Closing Date, and duly executed by Seller and the property manager.

(h) Affidavit. An affidavit in the form required by the Escrow Agent to remove any standard exceptions from the Title Policy, including mechanics’ liens, parties in possession and similar matters, together with a GAP Indemnity.

(i) Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.3(a).

(j) Cancellation Notices. Written confirmation that the following notices have been sent: notices to all tenants of the Property who bought an insurance policy directly from the Property Manager (each such policy being referred to as a “Property Manager Policy”), in such form as is reasonably acceptable to Purchaser (collectively referred to herein as “Cancellation Notices”), signed by Property Manager, notifying such tenants that their Property Manager Policy has been cancelled. Seller agrees to reasonably cooperate (at no cost to Seller) with, and otherwise assist, Purchaser in implementing Purchaser’s tenant protection plan, including providing information reasonably necessary or advisable for Purchaser to implement same. This Section 6.5(j) shall survive Closing. Seller represents to Purchaser that Seller has not sold insurance policies to any of the tenants at the Property.

(k) Real Estate Excise Tax Affidavit. A Real Estate Excise Tax Affidavit (the “Tax Affidavit”), in conformity with the terms of this Agreement.

(l) Seller’s Closing Statement. Seller shall execute and deliver to the Title Company a Seller’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Seller.

6.6 Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price (net of Earnest Money to be applied against the Purchase Price, and subject to adjustment in connection with prorations, credits and charges hereunder), payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Agent.

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Escrow Agent to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.

(c) Real Estate Excise Tax Affidavit. A duly executed counterpart of the Tax Affidavit

(d) Purchaser’s Closing Statement. Purchaser shall execute and deliver to the Title Company a Purchaser’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Purchaser.

(e) Acceptance of the Assignment.

7.
RISK OF LOSS

7.1 Condemnation. If, prior to the Closing, action (other than a Non-Material Action, as hereafter defined) is initiated by a duly constituted government agency to take all or any portion of the Property, by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price. A “Non-Material Action” is defined as any action which is initiated by a duly constituted government agency to permanently take all or any portion of the Property, by eminent domain proceedings or by deed in lieu thereof, and which does not involve a taking of (i) any portion of the Improvements, (ii) ingress or egress to the Land, (iii) visibility of the Premises from 18th Street, or (iv) any parking spaces currently on the Land. If a Non-Material Action is initiated prior to Closing, the parties will close this transaction in accordance with subsection (b) above.

7.2 Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property suffers any damage equal to or in excess of One Hundred Fifty Thousand and no/100 Dollars ($150,000.00) prior to the Closing from fire or other casualty, Purchaser may either at or prior to Closing

(a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds (net of expenses incurred by Seller to protect and restore the Property following the damage) relating to the period from and after the Closing Date, shall be assigned to Purchaser at the Closing and Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to Seller’s deductible under its insurance policy. If the Property suffers any damage less than One Hundred Fifty Thousand and no/100 Dollars ($150,000.00) prior to the Closing, Purchaser will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, plus receive a credit against the Purchase Price in an amount equal to Seller’s deductible under its insurance policy.

8.
DEFAULT

8.1 Breach by Seller. Subject to Section 8.3 below, in the event that Seller breaches any of its covenants, representations or warranties set forth in this Agreement, including failure by Seller to consummate this Agreement for any reason, except Purchaser’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Purchaser shall be entitled to either (i) pursue the remedy of specific performance of Seller’s obligations under this Agreement; provided, however, that in the event specific performance for any reason is not available, then Purchaser shall be entitled to recover damages from Seller as described in Section 8.1(ii) below, or (ii) terminate this Agreement, receive a refund of the Earnest Money, and pursue an action against Seller to recover any and all out of pocket expenses incurred directly or indirectly by Purchaser and/or any affiliates of Purchaser in connection with the transaction contemplated by this Agreement, excluding consequential damages, punitive damages and lost profits.

8.2 Breach by Purchaser. Subject to Section 8.3 below, in the event that Purchaser breaches any of its covenants, representations or warranties set forth in this Agreement, including failure by Purchaser to consummate this Agreement for any reason, except Seller’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Seller, as its sole and exclusive remedy, may terminate this Agreement and thereupon shall be entitled to receive the Earnest Money as liquidated damages (and not as a penalty). Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that the Earnest Money represents a reasonable forecast of such damages.

8.3 Notice and Cure. In the event Seller or Purchaser fails to perform any of its obligations under this Agreement, the non-defaulting party shall provide the defaulting party with notice and five (5) days to cure such default, prior to pursuing any remedies available with respect to such default, and the Closing Date will be extended as necessary to allow such cure; provided, however, that no such notice and cure shall be provided if a party fails to timely close.

1.4
Liability Cap. Notwithstanding anything contained in this Agreement to the contrary, Seller’s liability for monetary damages under this Agreement will not exceed one percent (1%) of the Purchase Price in the aggregate (the "Liability Cap"). Purchaser hereby waives any and all claims it may have to damages in excess of the Liability Cap. Purchaser’s rights and obligations under this Section will survive Closing.

9.
MISCELLANEOUS

9.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, (d) on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent, by one of the other permitted methods of providing notice, on the next succeeding business day, or (e) on the date delivered by electronic mail to the respective E-mail addresses specified below. Notwithstanding anything herein to the contrary, if any notice is sent by E-mail, only attachments to E-mails will be considered notices under this Agreement and nothing within the body of any E-mail will be considered a notice for any purposes under this Agreement. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

If to Seller: Banner Vancouver Self Storage, LLC

Attn: Kent McCreedy

570 Lake Cook Road, Suite 325

Deerfield, IL 60015

Kmccreedy@bannerreg.com

With copies to: Fred Langtry

Banner Real Estate Group

570 Lake Cook Road, Suite 325

Deerfield, IL 60015

flangtry@bannerreg.com

and Steven A. Stender

Much Shelist

191 North Wacker Drive, Suite 1800

Chicago, IL 60606

sstender@muchlaw.com

If to Purchaser: SST II Acquisitions, LLC

10 Terrace Road

Ladera Ranch, CA 92694

Attn: H. Michael Schwartz

Tel: (949) 429-6600

E-Mail: hms@sam.com

with copies to: SST II Acquisitions, LLC

8235 Douglas Avenue, #1250

Dallas, Texas 75225

Attn: Wayne Johnson

Tel: (214) 217-9797

Fax: (949) 429-6606

E-Mail: wjohnson@smartstop.com ; and

Flynn Law Offices, P.C..
1133 Airline Dr., Suite 2201
Grapevine, Texas 76051
Attn: Scott Flynn, Esq.
Tel: (817) 203-2257
Fax: (682) 267-0407

E-Mail: sflynn@flynnlawpc.com

If to Escrow Agent: Republic Title of Texas, Inc.

2626 Howell Street, 10th Floor

Dallas, Texas 75204

Attn: Jeff Porter

Tel: (214) 855-8820

Fax: (972) 516-2512

E-Mail: jporter@republictitle.com

9.2 Real Estate Commissions. Pursuant to a separate written agreement, Seller has agreed to pay Jones Lang LaSalle (“Broker”) a real estate commission upon consummation of the transaction contemplated by this Agreement. Except for Seller’s agreement with Broker, neither Seller nor Purchaser has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend and hold harmless Seller from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify, defend and hold harmless Purchaser from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, including Broker. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

9.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Washington, then, in such event, the final date of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.7 Governing Law. This Agreement shall be governed by the laws of the State of Washington and the laws of the United States pertaining to transactions in such State.

9.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, without Seller’s consent, one or more times, to (i) an affiliate of Purchaser, (ii) an entity in which SmartStop OP, L.P., a Delaware limited partnership, SmartStop Self Storage REIT, Inc., a Maryland corporation, SS Growth Operating Partnership II, L.P., a Delaware limited partnership, Strategic Storage Growth Trust II, Inc., a Maryland corporation, Strategic Storage Trust VI, Inc., a Maryland corporation, and/or Strategic Storage Operating Partnership VI, L.P., a Delaware limited partnership, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee, or (v) a partnership or joint venture in which the Purchaser, or any entity described in paragraphs (i) through (iv) above, has an interest; provided, however, that, until the consummation of the Closing, no such assignment shall release or relieve Purchaser of any liability hereunder. Additionally, Seller shall be prohibited from assigning all or any portion of its rights under this Agreement, including its rights in and to all or any portion of the Earnest Money.

9.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit.

9.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; and in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Facsimile and/or electronic signature pages shall be effective for purposes of this Section 9.11. Any signature (including any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record) hereto, and any contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary.

9.12 Effective Date. For purposes of this Agreement, the “Effective Date” shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof, unless this Agreement is executed by Seller and Purchaser on the same date, in which event such same date shall constitute the Effective Date.

9.13 Exhibits. The following schedules and exhibits are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:

(a) Schedule A, List of Due Diligence Items

(b)
Schedule B, Cellular Tower Leases
(c)
Schedule C, Billboard Leases
(d)
Exhibit A, Legal description of the Land
(e)
Exhibit B, Form of the Deed
(f)
Exhibit C, Form of the Assignment
(g)
Exhibit D, List of Personal Property
(h)
Exhibit E, List of Contracts
(i)
Exhibit F, Rent Roll
(j)
Exhibit G, Digital Assets
(k)
Exhibit H, Non-Compete Agreement
(l)
Exhibit I, Environmental Disclosure

9.14 Tax-Deferred Exchange. Each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange. Notwithstanding the foregoing, neither party will be required to undertake or incur any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party.

9.15 Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall be made by or on behalf of Seller or Purchaser which discloses the Purchase Price or any other economic terms of this transaction, and each party agrees to use best efforts to prevent disclosure of any such restricted information by any third party. Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents, trustees, directors, officers, and other service professionals or those or its affiliates as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, and (iii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with (a) any court order, (b) the directive of any applicable governmental authority, (c) any applicable securities law, rule and/or regulation or (d) as part of any legal proceeding between the parties. The provisions of this Section 9.15 shall survive Closing or any termination of this Agreement.

9.16 Independent Consideration. Contemporaneously with the execution hereof, Purchaser shall deliver to Seller the sum of One Hundred and no/100 Dollars ($100.00), representing independent consideration for the Approval Period and Purchaser’s right to terminate this Contract during the Approval Period.

9.17 As-Is. Notwithstanding anything to the contrary contained in this Agreement, but subject to Seller’s Representations and Warranties set forth in this Agreement and in the documents to be executed by Seller at Closing (the "Closing Documents"), Purchaser shall acquire the Property from Seller at Closing in its then “as-is, where is” condition, without any other representations or warranties from Seller, express or implied, including any warranty of merchantability, habitability or fitness for a particular purpose. Purchaser agrees that, except to the limited extent provided in this Agreement and subject to Seller’s Representations and Warranties set forth in this Agreement and in the Closing Documents, Seller has no obligation to make repairs, replacements or improvements or to remedy any faults, defects, or other adverse conditions described in any report or other material obtained by Purchaser or delivered by Seller to Purchaser, including the remediation of any Hazardous Materials on the Property. Purchaser will not rely upon any oral statements made by any representatives or agents of Seller.

A.
Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that except as specifically provided herein and subject to Seller’s Representations and Warranties set forth in this Agreement and in the Closing Documents, Seller has not made, and will not make, and specifically negates and disclaims, any past, present or future representation, warranty, promise, covenant, agreement, or guaranty of any kind or character whatsoever, whether express or implied, oral or written, with respect to: (i) the Property; (ii) the square footage of the Land or Improvements; (iii) the value of the Property or the income to be derived therefrom; (iv) the construction, physical condition or other status of the Property; (v) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, including the possibilities for future development of the Property; (vi) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; (vii) the manner, quality, state of repair or lack of repair of the Property; (viii) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology; (ix) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulation of any applicable governmental authority or body; (x) the manner or quality of the construction or materials, if any, incorporated into the Improvements; (xi) the presence or absence of hazardous materials at, on, under, or adjacent to the Property or compliance with any environmental protection, pollution or land use laws, rules, regulation, orders or requirements, including but not limited to, Title III of the Americans with Disabilities Act of 1990, any state health and safety code, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act, the U.S. Environmental Protection Agency Regulations at 40 C.F.R., Part 261, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and regulations promulgated under any of the foregoing; (xii) the conformity of the Improvements to any plans or specifications, including any plans and specifications that may have been or may be provided to Purchaser; (xiii) the conformity of the Property to past, current or future applicable zoning or building requirements, or the existence of vested land use, zoning or building entitlements affecting the Property; (xiv) the adequacy of any undershoring; (xv) the adequacy of any drainage; (xvi) the fact that all or a portion of the Land may be located on or near an earthquake fault line; (xvii) the absence or presence of mold; or (xviii) with respect to any other matter.

B.
Purchaser represents to Seller that, except for Seller’s Representations and Warranties set forth in this Agreement and in the Closing Documents, Purchaser is relying solely upon Purchaser’s own investigation of the Property in making its decision to purchase the Property. Subject to Seller’s Representations and Warranties set forth in this Agreement and in the Closing Documents, Purchaser's decision will be based on the results of its analysis and the reports it will obtain, including reports concerning Hazardous Materials. Purchaser further acknowledges and agrees that, subject to Seller’s Representations and Warranties set forth in this Agreement and in the Closing Documents, any information made available to Purchaser or provided or to be provided by or on behalf of Seller with respect to the Property that was not prepared by Seller was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information (including title information).

C.
Notwithstanding anything in this Agreement to the contrary, as a sophisticated and knowledgeable investor in real property, Purchaser is aware that mold, water damage, fungi, bacteria, indoor air pollutants or other biological growth or growth factors (collectively called "Indoor Air Pollutants") may exist at the Property and that such Indoor Air Pollutants may be undiscoverable during routine or invasive inspections, ownership, or operations of the Property. In evaluating its purchase of the Property and determining the Purchase Price, Purchaser has taken (or will take) these matters into account, and, subject to Seller’s Representations and Warranties set forth in this Agreement and in the Closing Documents, Purchaser will assume, at Closing, the risk of all Indoor Air Pollutants, including, without limitation, those resulting from patent or latent construction defects, and Purchaser, for and on behalf of itself and all future owners and/or occupants of the Property or any portion thereof hereby waives, releases and forever discharges Seller, its members, officers, employees and agents from all related claims or causes of action. The foregoing release will be in addition to, and not in place of, any and all other releases contained in or related to this Agreement.

D. Seller makes no representations to Purchaser regarding the presence or absence of radon gas on the Property. Purchaser releases Seller from any loss, claim, liability or damage now or hereafter arising from or relating to the presence or absence of radon gas.

9.18 Non-Compete. Seller shall deliver a non‑compete agreement (the “Non-Compete Agreement”) to Purchaser at Closing in form attached hereto as Exhibit “H”, executed by Seller and Banner Storage Group, LLC, a Delaware limited liability company (collectively, the “Restricted Parties”). The Non-Compete Agreement shall provide that neither the Restricted Parties nor any of their respective Affiliates (as defined in the Non-Compete Agreement), may directly or indirectly develop or own a self storage facility for a period of three (3) years subsequent to the Closing within a three (3) mile radius of the Property. Notwithstanding the foregoing, the Non-Compete Agreement will not apply to any Restricted Party’s or their Affiliates’ acquisition and/or ownership of an existing operating self-storage facility, or an interest therein.

9.19 Force Majeure. Notwithstanding anything contained herein to the contrary, a party responsible for performing an obligation hereunder (the “Responsible Party”) shall not be in default under this Agreement, and the party entitled to such performance hereunder (the “Non-Responsible Party”) shall not have a right to terminate this Agreement, for delay in performing hereunder by the Responsible Party, if such delay is caused by conditions beyond the Responsible Party’s reasonable control, including, but not limited to, acts of God, effects of the COVID-19 virus or its variants, or related or similar health matters, government restriction, wars, insurrections and/or any other cause beyond the reasonable control of the Responsible Party (including mechanical, electronic, or communication failure), and any period for the performing party’s performance hereunder shall be extended by one day for each day of delay (not to exceed fourteen (14) days in the aggregate) caused by events described above in this Section 9.19.

9.20 Environmental. In the event that Purchaser determines, prior to Closing, that, as a result of events occurring following the Approval Period, (i) there are conditions on or at the Property which are in non-compliance with Environmental Requirements, or (ii) that Hazardous Materials exist on or under the Property that will require material remediation under any applicable federal or state laws, and provided that such conditions or Hazardous Materials were not discovered during the Approval Period, or should have reasonably been discovered during the Approval Period, then, notwithstanding anything to the contrary contained herein, Purchaser may terminate this Agreement on or before the Closing Date upon written notice to Seller, in which event, the Earnest Money shall be immediately returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any instructions to the contrary which might be provided by Seller, and thereafter neither party hereto shall have any further rights or obligations under this Agreement except for the Surviving Obligations.

9.21 Seller Holdback. Seller agrees that during the Survival Period, it will maintain assets in the amount of $250,000.00 (the “Holdback”), to provide a source of recovery for any post-closing claims that Purchaser may have against Seller either under this Agreement or under the Closing Documents. To the extent a valid post-Closing claim is timely made by Purchaser against Seller, and such claim is not objected to by Seller, Purchaser shall be entitled to a disbursement of a portion of the Holdback equal to the amount of such claim, subject to the Liability Cap. Seller’s obligation to maintain the Holdback shall continue until the end of the Survival Period, at which time Seller’s obligations with regard to the undisbursed portion of the Holdback will terminate; provided, however, that in the event a claim is then pending against Seller by Purchaser, Seller shall continue to maintain the undisbursed portion of the Holdback until the final resolution of such claim.

9.22 Washington Law Provisions.

(a) Waiver of Right to Receive Seller Disclosure Statement and Waiver of Right to Rescind. PURSUANT TO RCW CH. 64.06, AS AMENDED BY CHAPTER 64, LAWS OF 2010, PURCHASER HEREBY WAIVES ITS RIGHT TO RECEIVE THE SELLER DISCLOSURE STATEMENT REFERRED TO THEREIN WITH RESPECT TO THE PROPERTY. THIS WAIVER DOES NOT EXTEND TO THE SECTION OF THE DISCLOSURE STATEMENT ENTITLED “ENVIRONMENTAL”.

THE ENVIRONMENTAL SELLER DISCLOSURE STATEMENT, EXECUTED BY BOTH SELLER AND PURCHASER, IS ATTACHED HERETO AS EXHIBIT “I”. By executing this Agreement, Purchaser waives its right to receive the balance of the completed Seller Disclosure Statement with respect to the Property.

Purchaser further agrees that any information discovered by Purchaser concerning the Property shall not obligate Seller to prepare and deliver to Purchaser a revised or updated Seller Disclosure Statement. Purchaser hereby waives any right to receive an updated or revised Seller Disclosure Statement, regardless of the source of any new information. Purchaser further warrants that it is a sophisticated buyer who is familiar with the ownership and development of real estate projects similar to the Property and Purchaser has or will have adequate opportunity to complete such independent inspections of the Property it deems necessary, and will acquire the Property solely on the basis of and in reliance upon such examinations and not on any information provided in any Seller Disclosure Statement or, except as set forth in this Agreement or the Closing Documents, any information otherwise provided or to be provided by Seller or by anyone acting or claiming to act by, through or under or on Seller’s behalf.

PURCHASER HEREBY WAIVES, TO THE FULLEST EXTENT PERMISSIBLE BY LAW, THE RIGHT TO RESCIND THIS AGREEMENT PURSUANT TO ANY PROVISION OF RCW 64.06, AS AMENDED BY CHAPTER 64, LAWS OF 2010. IT IS THE INTENT OF PURCHASER THAT ANY SELLER DISCLOSURE STATEMENT PROVIDED BY SELLER WILL NOT BE RELIED UPON BY PURCHASER, AND SHALL GIVE PURCHASER NO RIGHTS WITH RESPECT TO SELLER OR UNDER THIS AGREEMENT. THIS WAIVER OF THE RIGHT TO RESCIND APPLIES TO THE

SELLER DISCLOSURE STATEMENT PROVIDED TO PURCHASER DURING THE REVIEW PERIOD AND APPLIES PROSPECTIVELY TO ANY UPDATED OR REVISED SELLER DISCLOSURE STATEMENTS THAT MAY BE PROVIDED BY SELLER TO PURCHASER. THE PROVISIONS OF THIS SECTION 13 SHALL SURVIVE THE CLOSING.

(b) Unpaid Utility Charges. Except as otherwise provided herein, Purchaser and Seller waive the right to have the Title Company disburse closing funds necessary to satisfy unpaid utility charges affecting the Property in accordance with RCW 60.80.

1.23
Limitation of Liability.

(a)
No owner, member, manager, officer, director, partner, trustee, shareholder, employee or agent of Seller (collectively, the "Seller Related Parties") will have any personal liability, directly or indirectly, under or in connection with this Agreement or any Closing Document (except for Restricted Parties under the Non-Compete Agreement), and Purchaser and its successors and assigns will look solely to the Holdback and Seller's interest in the Property for the payment of any claim or for any performance required hereunder. Except as to the Restricted Parties under the Non-Compete Agreement, Purchaser waives any and all such personal liability against all of the Seller Related Parties. This Section will survive the Closing or any termination of this Agreement.

(b)
No owner, member, manager, officer, director, partner, trustee, shareholder, employee or agent of Purchaser (collectively, the "Purchaser Related Parties") will have any personal liability, directly or indirectly, under or in connection with this Agreement or any Closing Document, and Seller and its successors and assigns will look solely to Purchaser’s interest in the Property for the payment of any claim or for any performance required hereunder. Seller waives any and all such personal liability against all of the Purchaser Related Parties. This Section will survive the Closing or any termination of this Agreement.

[The remainder of this page was intentionally left blank. The signature pages follow.]

Executed to be effective as of the Effective Date.

SELLER:

Banner Vancouver Storage, LLC,

a Delaware limited liability company

By: Vancouver JV, LLC, a Delaware limited liability company, its sole member

By: Banner Storage Manager VIII, LLC, a Delaware limited liability company, its manager

By: /s/ Chris Scheuerman

Name: Chris Scheuerman

Title: President

Date: January 31, 2022

PURCHASER:

SST II Acquisitions, LLC

a Delaware limited liability company

By: /s/ H. Michael Schwartz

Name: H. Michael Schwartz

Title: Chief Executive Officer

Date: January 31, 2022

The undersigned Escrow Agent hereby acknowledges receipt of (i) a fully executed copy of this Agreement on the ____ day of January, 2022 and (ii) the $250,000.00 earnest money deposit on the ____ day of January, 2022, and agrees to hold and dispose of the Earnest Money in accordance with the provisions of this Agreement. Seller and Purchaser hereby designate the Escrow Agent as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Agent, by its execution below, hereby accepts such designation.

ESCROW AGENT:

Republic Title of Texas, Inc.,

a Texas corporation

By: /s/ Jeff Porter

Name: Jeff Porter

Title: Vice President